EXHIBIT 10.26

Elizabeth Arden, Inc.
2400 S.W. 145th Avenue
Miramar, Florida 33027

Re: [DATE] Grant of Stock Options

Dear Director:

Elizabeth Arden, Inc. (the "Company") is pleased to make the following award to you as described below:

1.   Pursuant to the provisions of the Elizabeth Arden, Inc. 2014 Non-Employee Director Stock Award Plan (the "Plan"), the Company hereby grants to you as of [DATE] (the "Award Date"), subject to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth, an option to purchase [AMOUNT] (____) shares of common stock, par value $.01 per share, of the Company (the "Common Stock") at an exercise price of $[EXERCISE PRICE] per share (the "Options"). Capitalized terms used but not defined herein have the meaning given to them in the Plan.

2.   It is understood and agreed that the award evidenced by this agreement (the "Agreement") is subject to the following terms and conditions:

(a) Subject to the provisions of the Plan, the Options shall vest and become nonforfeitable on the third anniversary of the Award Date if you have continued to serve as a Director until that date.

(b) The expiration date of the Options shall be 10 years from the Award Date, subject to earlier termination as provided for in Section 2(c) of the Agreement.

(c)    If your directorship terminates for any reason other than death, permanent and total disability (as defined in Section 22(e)(3) of the Code) or retirement from Board service in good standing after age 70, you shall be entitled to exercise any Options which are then exercisable only within the twelve-month period after the date you cease to serve as a director. Any Options that are not exercised within such twelve-month period shall be null and void. If your directorship terminates by reason of your death, permanent and total disability or retirement from Board service in good standing after age 70, the Options or any portion thereof which were not exercisable on the date of termination or retirement shall be accelerated and become immediately exercisable, and the period to exercise such Options shall be twelve months, subject to the earlier expiration of the Options as provided for in the Plan.

(d)    Notwithstanding the foregoing provisions of this Section 2, if there is a Change in Control (as defined in the Plan) of the Company, the Options shall become fully exercisable and vested, subject only to legal restrictions on the issuance of the Common Stock set forth in the Plan.

3.   The Options may be exercised as provided for in this Agreement and the Plan.

4.   You shall be responsible for the payment of all taxes required to be paid in connection with the exercise of the Options.

5.   Nothing in the Plan or this Agreement will restrict or limit in any way the right of the Board to issue or sell stock of the Company (or securities convertible into stock of the Company) on such terms and conditions as it deems to be in the best interests of the Company, including, without limitation, stock and securities issued or sold in connection with mergers and acquisitions, stock issued or sold in connection with any stock option or similar plan, and stock issued or contributed to any qualified stock bonus or employee stock ownership plan.

6.   You hereby agree to be bound by all of the terms and provisions of the Plan, a copy of which is available upon your request.

7.   Except as may be permitted by the Board, (i) the Options shall not be assignable, alienable, saleable or transferable by a Participant otherwise than by will or the laws of descent and distribution, or pursuant to Section 10(d) of the Plan, and (ii) the Options be exercisable during your lifetime only by you or, if permissible under applicable law, by your guardian or legal representative.

8.   Nothing contained in the Plan or in this Agreement, nor any action taken by the Board, shall confer upon you any right with respect to continuation of your service as a director of the Company nor interfere in any way with the right of the Company to terminate your directorship at any time with or without cause.

9.   As a condition of the Company's obligation to issue the Common Stock upon exercise of the Options, if requested by the Board, you shall, concurrently with the delivery of the stock certificate representing the Common Stock so purchased, give such written assurances to the Company, in the form and substance that its counsel reasonably requests, to the effect that you are acquiring the Common Stock for investment and without any present intention of reselling or redistributing the same in violation of any applicable law, and the Company shall have the right to endorse the certificate representing the Common Stock with an appropriate restrictive legend as to compliance with such law. In the event that the Company elects to register the Common Stock under the Securities Act of 1933, as amended, and any applicable state laws, the issuance of such Common Stock shall not be subject to the restrictions contained in this paragraph.

10.   This Agreement shall be binding upon and inure to the benefit of all successors of the Company. This Agreement may not be amended without the express written consent of both parties hereto, which consent may be evidenced in writing or pursuant to the Company's designated online procedure.

11.   This Agreement, which constitutes the entire agreement of the parties with respect to the Options, shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida without regard to principles of conflicts of law. In the event of any conflict between this Agreement or the Plan, this Agreement shall control. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Board has the power, among others, to (i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan, and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan.
ELIZABETH ARDEN, INC.

By:

Name:

Title: